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                                                            EXHIBIT 10.2.2



                     DELTAGEN, INC. 2000 STOCK INCENTIVE PLAN:
                          INCENTIVE STOCK OPTION AGREEMENT


INCENTIVE STOCK   This Option is intended to be an incentive stock option
OPTION            under section 422 of the Internal Revenue Code to the
                  extent permitted under applicable law.


VESTING Your Option vests over a four-year period as follows: No part of your Option will vest until you have performed twelve months of Service from the Vesting Start Date. Twenty Five percent (25%) of your Option vests when you complete twelve months of Service from the Vesting Start Date as shown on the cover sheet; the balance of your Option will vest with respect to an additional 1/48 of the Shares subject to the Option for each full month of Service thereafter (rounded to the nearest whole share). After your Service has terminated for any reason, vesting of your Option immediately stops.


TERM Your Option will expire in any event at the close of business at Deltagen headquarters on the day before the 10th anniversary of the Date of Grant shown on the cover sheet (fifth anniversary for a 10% owner). It will expire earlier if your Deltagen service terminates, as described below.


REGULAR           If your service as an employee of Deltagen (or any
TERMINATION       subsidiary) terminates for any reason except death or total and permanent disability, then your option will expire at the close of business at Deltagen headquarters on the 90th day after your termination date.

                  Deltagen determines when your service terminates for this purpose.


                  If you die as an employee of Deltagen or one of its
DEATH subsidiaries, then your Option will expire at the close of business at Deltagen headquarters on the date six months after the date of death. During that six-month period, your estate or heirs may exercise your Option.

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DISABILITY        If your service as an employee of Deltagen (or any
                  subsidiary) terminates because of your total and permanent disability, then your Option will expire at the close of business at Deltagen headquarters on the date six months after your termination date.


LEAVES OF         For purposes of this Option, your service does not
ABSENCE           terminate when you go on a military leave, a sick leave or another BONA FIDE leave of absence that was approved by
                  Deltagen in writing.   Your service terminates when the
                  approved leave ends, unless you immediately return to active work.

                  Deltagen determines which leaves count for this purpose.

RESTRICTIONS ON   Deltagen will not permit you to exercise this option if the
EXERCISE          issuance of shares at that time would violate any law.


NOTICE OF         When you wish to exercise this option, you must submit the
EXERCISE          form provided by Deltagen at the following address:


                       Deltagen, Inc.
                       1003 Hamilton Avenue
                       Menlo Park, CA 94025
                       Attn:  Stock Administration

                  Facsimiles are not acceptable. Your notice must specify how many shares you wish to purchase and how your shares should be registered (in your name only or in your and your spouse's names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by Deltagen.

                  If someone else wants to exercise this Option after your death, that person must prove to Deltagen's satisfaction that he or she is entitled to do so.


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FORM OF PAYMENT   When you submit your notice of exercise, you must include
                  payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

                  - Your personal check, a cashier's check or a money order.

                  - Irrevocable directions to a securities broker approved by Deltagen to sell your option shares and to deliver all or a portion of the sale proceeds to Deltagen in payment of the option price. The directions must be given by signing the form provided by Deltagen. The balance of the sale proceeds, if any, will be delivered to you.

                  - Certificates for Deltagen stock that you have owned for at least six months, along with any forms needed to effect a transfer of the shares to Deltagen. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

WITHHOLDING       You will not be allowed to exercise this Option unless you
TAXES             make acceptable arrangements to pay any withholding taxes
                  that may be due as a result of the option exercise.


RESTRICTIONS ON   By signing this Agreement, you agree not to sell any option
RESALE            shares at a time when applicable laws or Deltagen policies prohibit a sale. This restriction will apply as long as you are an employee of Deltagen or a subsidiary.


TRANSFER OF       Prior to your death, only you may exercise this Option.
OPTION            You cannot transfer or assign this option.  For instance,
                  you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.


                  Regardless of any marital property settlement agreement, Deltagen is not obligated to honor a notice of exercise from your former spouse, nor is Deltagen obligated to recognize your former spouse's interest in your Option in any other way.


RETENTION RIGHTS  Your Option or this Agreement do not give you the right to be retained by Deltagen or its subsidiaries in any capacity. Deltagen and its subsidiaries reserve the right to terminate your service at any time, with or without cause.


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STOCKHOLDER       You, or your estate or heirs, have no rights as a
RIGHTS stockholder of Deltagen until a certificate for your option shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

ADJUSTMENTS       In the event of a stock split, stock dividend or a similar change in Deltagen stock, the number of shares covered by this Option and the exercise price per share may be adjusted pursuant to the Plan.

APPLICABLE LAW    This  Agreement  will be interpreted and enforced under the laws of the State of California.


THE PLAN AND      The text of the Deltagen, Inc. 2000 Stock Incentive Plan is
OTHER AGREEMENTS  incorporated in this Agreement by reference.  This
                  Agreement and the Plan constitute the entire understanding between you and Deltagen regarding this Option. Any prior agreements, commitments or negotiations concerning this option are superseded.

          BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.




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